As filed with the Securities and Exchange Commission on July 24, 2014

Registration No. 033-84180
Registration No. 333-00932
Registration No. 333-11648
Registration No. 333-122271

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

Post-Effective Amendment No. 1 to
Form S-8 Registration Statement No. 033-84180
Post-Effective Amendment No. 1 to
Form S-8 Registration Statement No. 333-00932
Post-Effective Amendment No. 1 to
Form S-8 Registration Statement No. 333-11648
Post-Effective Amendment No. 1 to
Form S-8 Registration Statement No. 333-122271
UNDER THE SECURITIES ACT OF 1933
_____________

ATTUNITY LTD
(Exact name of registrant as specified in its charter)

Israel (State or Other Jurisdiction of Incorporation or Organization)	None (I.R.S. Employer Identification Number)

16 Atir Yeda Street, Atir Yeda Industrial Park, Kfar Saba 4464321, Israel
 (Address of Principal Executive Offices; Zip Code)
_______________

1992 Stock Option Plan and Employee Retention Agreements
1994 Stock Option Plan and Sunrise Financial Group, Inc. Option Agreement
1998 Stock Option Plan
(Full Title of the Plans)
_______________

Dror Harel-Elkayam
CFO and Secretary
Attunity Inc.
70 Blanchard Road
Burlington, Massachusetts 01803
(Name and Address of Agent for Service)

(781) 730-4070
 (Telephone Number, Including Area Code, of Agent for Service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
Ido Zemach, Adv.
Goldfarb Seligman & Co.
98 Yigal Alon Street
Tel-Aviv 67891, Israel
Telephone: +972-3-608-9999
Facsimile: +972-3-608-9855

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

On July 19, 2012, Attunity Ltd (formerly known as ISG International Software Group Ltd, the “Company”) effected a one-for-four reverse split of its ordinary shares, and accordingly the par value of its ordinary shares was changed from NIS 0.1 to NIS 0.4 per share. Unless indicated otherwise by the context, all ordinary share and option amounts herein have been adjusted to give retroactive effect to the stock split for all periods presented.

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of the Company (the “Registration Statements”):

o
Registration File No. 33-84180 pertaining to the registration of 146,660 ordinary shares (586,639 on a pre-split basis) of the Company issuable in connection with the Company's 1992 Stock Option Plan and Employee Retention Agreements, which was filed with the Securities and Exchange Commission (the “SEC”) on September 20, 1994;

o
Registration File No. 333-00932 pertaining to the registration of 185,000 ordinary shares (740,000 on a pre-split basis) of the Company issuable in connection with the Sunrise Financial Group, Inc. Option Agreement and the Company's 1994 Stock Option Plan, which was filed with the SEC on January 31, 1996;

o
Registration File No. 333-11648 pertaining to the registration of 125,000 ordinary shares (500,000 on a pre-split basis) of the Company issuable in connection with the Company's 1998 Stock Option Plan, which was filed with the SEC on March 13, 2000; and

o
Registration File No. 333-122271 pertaining to the registration of 265,630 ordinary shares (1,062,520 on a pre-split basis) of the Company issuable in connection with the Company's 1998 Stock Option Plan, which was filed with the SEC on January 25, 2005.

The offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements and terminates the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kfar Saba, Israel, on the 24th day of July, 2014.

ATTUNITY LTD By: /s/ Dror Harel-Elkayam Name: Dror Harel-Elkayam Title: CFO and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shimon Alon Shimon Alon	Chairman of the Board and Chief Executive Officer	July 24, 2014

/s/ Dror Harel-Elyakam Dror Harel-Elkayam	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 24, 2014

/s/ Dov Biran Dov Biran	Director	July 24, 2014

/s/ Dan Falk Dan Falk	Director	July 24, 2014

/s/ Tali Alush-Aben Tali Alush-Aben	Director	July 24, 2014

/s/ Gil Weiser Gil Weiser	Director	July 24, 2014

___________________________ Ron Zuckerman	Director
Attunity Inc. By: /s/ Dror Harel-Elkayam Name: Dror Harel-Elkayam Title: Chief Financial Officer and Secretary	Authorized Representative in the United States	July 24, 2014